Prospectus Supplement #3                        Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated May 29, 2001)                    Registration No. 333-58038


                       AFFILIATED COMPUTER SERVICES, INC.

                                  $316,990,000

         3.50% Convertible Subordinated Notes due February 15, 2006 and
      3,649,094 Shares of Class A Common Stock, $0.01 Par Value Per Share,
                      Issuable Upon Conversion of the Notes

                                   ----------

         This prospectus supplement relates to the resale by the holders of Affiliated Computer Services, Inc. 3.50% Convertible Subordinated Notes Due February 15, 2006 and 3,649,094 shares of Class A Common Stock, $0.01 par value per share, issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 29, 2001 relating to such notes and shares, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by (1) adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and (2) superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are specified below:


                                                                           NUMBER OF SHARES OF CLASS A COMMON STOCK
                                                                        ----------------------------------------------
                                                        PRINCIPAL
                                                        AMOUNT OF
                                                          NOTES
                                                       BENEFICIALLY
                                                        OWNED AND       BENEFICIALLY      OFFERED         OWNED AFTER
              NAME OF SELLING SECURITYHOLDER          OFFERED HEREBY      OWNED(1)         HEREBY         THE OFFERING
--------------------------------------------------     ------------     ------------     ------------     ------------
NOT PREVIOUSLY LISTED
Pell Rudman Trust Co. ............................        3,754,000           43,214           43,214              -0-
Wyoming State Treasurer ..........................           23,000              264              264              -0-

PREVIOUSLY LISTED
Goldman Sachs and Company ........................        7,710,000           88,755           88,755              -0-

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(1) These shares of Class A Common Stock are issuable upon conversion of the notes.

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           The date of this prospectus supplement is November 8, 2001